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                                                              April 25, 2002


Liberty-Stein Roe Funds Municipal Trust
Stein Roe High-Yield Municipals Fund
One Financial Center
Boston, MA 02111-2621

Liberty Funds Trust IV
Liberty High-Yield Municipal Fund
One Financial Center
Boston, MA 02111-2621


Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization made as of April 25, 2002 (the "Agreement"), between Liberty-Stein Roe Funds Municipal Trust, a Massachusetts business trust (the "Acquiring Trust") on behalf of one of its series, Stein Roe High-Yield Municipals Fund (the "Acquiring Fund") and Liberty Funds Trust IV, a Massachusetts business trust ("Target Trust"), on behalf of one of its series, Liberty High-Yield Municipal Fund (the "Target Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur on July 15, 2002, or such other date as may be decided by the parties (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of certain stated liabilities of Target Fund, following which, Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. Capitalized terms not defined herein are defined in the Agreement.

     Target Fund is a series of Target Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     Acquiring Fund is a series of Acquiring Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

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Liberty-Stein Roe Funds Municipal Trust
Stein Roe High-Yield Municipals Fund
Liberty Funds Trust IV
Liberty High-Yield Municipal Fund


     For purposes of this opinion, we have considered the Agreement, the Prospectus/Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you provided us with a letter dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Representations").

     The facts you have represented as to in paragraph 5 of the letter from Acquiring Fund dated as of the date hereof, support the conclusion that Acquiring Fund will continue the historic business of Target Fund as an open-end investment company that seeks a high level of total return, pursuing current income exempt from federal income tax and opportunities for long-term appreciation by investing at least 80% of its net assets in relatively high-yielding tax-exempt securities. The comparison using data from the "comparison date" (as such term is defined in paragraph 5 of the letter from Acquiring Fund) indicated that the portfolios of the two Funds had similar characteristics. Both portfolios were managed by the same portfolio manager and were comparably diversified across industries within the relatively specialized area represented by high-yield tax-exempt securities. The two portfolios were also substantially similar in duration, weighted maturity, and average coupon.

     Based on the foregoing Representations and our review of the documents and items referred to above, and conditioned on (1) the Representations being true on the Closing Date and (2) the Transaction being consummated in accordance with the Agreement, we are of the opinion that, subject to the final two paragraphs hereof, for federal income tax purposes:

     (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code. Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (ii) Under Section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

     (iii) Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

     (iv) Under Section 358 of the Code, the aggregate basis of Acquiring Fund Shares that a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund Shares exchanged therefor;


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Liberty-Stein Roe Funds Municipal Trust
Stein Roe High-Yield Municipals Fund
Liberty Funds Trust IV
Liberty High-Yield Municipal Fund


     (v) Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets;

     (vi) Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

     (vii) Under Section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

     (viii) Under Section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund; and

     (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383, 384 of the Code and the Regulations thereunder.

     In connection with this opinion we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service ("IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary to tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling is questionable, and that, even if the IRS's conclusion is correct, the facts of this Transaction are distinguishable from those in the published ruling.

     We believe that Acquiring Fund and Target Fund are both engaged in the same line of business, investing at least 80% of its net assets for the benefit of their respective stockholders in the high-yielding tax-exempt securities to achieve a high level of total return. After the Transaction, Acquiring Fund will continue that business for the benefit of the stockholders of both the Target and Acquiring Funds. While Acquiring Fund will dispose of securities formerly held by Target Fund in order to conform with its criteria for the selection of securities, it will apply the same criteria to its own historic investments. All proceeds generated by all such dispositions will be reinvested in a manner fully consistent with the shared historic investment policies of both Funds. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund - investing at least 80% of its net assets in


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Liberty-Stein Roe Funds Municipal Trust
Stein Roe High-Yield Municipals Fund
Liberty Funds Trust IV
Liberty High-Yield Municipal Fund

the high-yielding tax-exempt securities to achieve a high level of total return
- and that the continuity of business enterprise doctrine should, as a result, be satisfied. Because Revenue Ruling 87-76 is the only published ruling dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, however, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.


                                                     Very truly yours,


                                                     /S/ Ropes & Gray
                                                     --------------------------
                                                     Ropes & Gray



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